Exhibit 2.1

STOCK PURCHASE AGREEMENT

BETWEEN TYMPANY HOLDINGS, LLC,

SONIC INNOVATIONS, INC.,

AND

TYMPANY, INC.

i

4. REPRESENTATIONS AND WARRANTIES OF BUYER		28

4.1	ORGANIZATION AND GOOD STANDING	29
4.2	AUTHORITY; NO CONFLICT	29
4.3	INVESTMENT INTENT	29
4.4	CERTAIN PROCEEDINGS	29
4.5	BROKERS OR FINDERS	29

5. INDEMNIFICATION; REMEDIES		30

5.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	30
5.2	INDEMNIFICATION OF BUYER AND THE COMPANY	30
5.3	INDEMNIFICATION OF SELLER	31
5.4	DEFENSE OF THIRD PARTY CLAIMS	31
5.5	LIMITATIONS ON INDEMNIFICATION	32
5.6	RIGHT OF SET-OFF	32
5.7	DIRECT CLAIMS	32
5.8	EFFECT OF DUE DILIGENCE	33

6. NON-COMPETITION		33

6.1	SELLER NON-COMPETE	33

7. GENERAL PROVISIONS		33

7.1	EXPENSES	33
7.2	PUBLIC ANNOUNCEMENTS	33
7.3	CONFIDENTIALITY	34
7.4	NOTICES	34
7.5	JURISDICTION; SERVICE OF PROCESS	35
7.6	FURTHER ASSURANCES	35
7.7	WAIVER	35
7.8	ENTIRE AGREEMENT AND MODIFICATION	36
7.9	DISCLOSURE SCHEDULES	36
7.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	36
7.11	SEVERABILITY	36
7.12	SECTION HEADINGS, CONSTRUCTION	36
7.13	TIME OF ESSENCE	36
7.14	GOVERNING LAW	37
7.15	COUNTERPARTS	37

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Transition Services Agreement between Seller and the Company

Exhibit B	Guaranty Agreement

ii

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”) is made as of February 20, 2007, by Tympany Holdings, LLC, a Delaware limited liability company (“Buyer”), Sonic Innovations, Inc., a Delaware corporation (“Seller”), and Tympany, Inc., a Delaware corporation formerly known as Saxophone Acquisition Corporation and the surviving corporation of the merger pursuant to the Agreement and Plan of Reorganization defined below (the “Company”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement and Plan of Reorganization”—the Agreement and Plan of Reorganization by and among Sonic Innovations, Inc., Saxophone Merger Sub, Inc., Saxophone Acquisition Corporation, Tympany, Inc., the Shareholders of Tympany, Inc. and Christopher L. Wasden as Shareholder Representative dated December 6, 2004 pursuant to which Tympany, Inc. was merged with and into the Company.

“Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Balance Sheet”—as defined in Section 3.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Parties”—as defined in Section 5.2.

“Closing”—as defined in Section 2.5.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Company”—as defined in the Recitals of this Agreement.

“Company Business” – the design, manufacture, distribution and sale of Company Products.

“Company Products” – the OTOGRAM® hearing diagnostic system and related components.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

the sale of the Shares by Seller to Buyer;

the performance by Buyer, Seller, and the Company of their respective covenants and obligations under this Agreement and the Transition Services Agreement; and

Buyer’s acquisition and ownership of the Shares.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Disclosure Schedules”—the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law”—any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“Financial Statements”—those documents called for in Section 3.4.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any Schedule thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Costs”—as defined in Section 5.2.

“Indemnified Party”—as defined in Section 5.4.

“Indemnifying Party”—as defined in Section 5.4.

“Intellectual Property Assets”—as defined in Section 3.22.

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter if such investigation were reasonably warranted.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect”—any change, effect, event, occurrence or state of facts that is materially adverse to the business, or the properties, results of operations, financial condition or prospects of a company.

“Net Company Product Revenue”—the amount of net revenue recognized by the Company, without duplication, in accordance with GAAP and the Company’s revenue recognition policies from the sale of, or revenues generated from services associated with, Company Products in effect as of the date of this Agreement.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Permitted Encumbrances”—(a) liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (b) mechanics, materialmen, and similar Encumbrances incurred in the ordinary course of business consistent with past practice securing amounts not yet due and payable or being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (c) zoning, entitlement, building and other land use regulations imposed by governmental bodies having jurisdiction over the real property owned or used by the Company that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar matters that appear in the title commitments or insurance policies set forth in Schedule 3.6 of the Disclosure Schedules or that do not, individually or in the aggregate, materially impair the ownership, occupancy, use, or insurability of the real property as currently owned, used and operated by the Company; (e) purchase money security interests incurred in the ordinary course of business consistent with past practices; (f)

Encumbrances disclosed in, or existing by virtue of the Contracts identified on Schedule 3.17 of the Disclosure Schedules; and (g) any Encumbrances related to retained debt.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”—as defined in ERISA § 3(3), and any other employment, consulting, severance, change in control, salary continuation, bonus, incentive, savings, insurance, retention, retirement, deferred compensation, vacation, sick leave, sick pay, health, medical, vision, disability, life, welfare benefit, stock purchase, stock option, equity, fringe benefit or other compensatory plans, policies, agreements or arrangements (whether written or unwritten, insured or self-insured, or domestic or foreign) sponsored, maintained or contributed to by Seller or the Company on behalf of any employee, officer, director, shareholder or service provider of the Company (whether current, former or retired) or their beneficiaries or with respect to which the Company has or could reasonably be expected to have any obligation or liability.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person”—with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Indemnified Parties”—as defined in Section 5.3.

“Seller”—as defined in the first paragraph of this Agreement.

“Shares”—as defined in the Recitals of this Agreement.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax”—any tax (including income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Action”—as defined in Section 5.4.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES

2.1 SHARES

Subject to the terms of this Agreement, Seller hereby sells and transfers the Shares to Buyer, and Buyer hereby purchases the Shares from Seller.

2.2 PURCHASE PRICE

The purchase price (the “Purchase Price”) for the Shares will be $2,000,000, plus the amount, if any, payable pursuant to Section 2.3 below. The Purchase Price shall be paid as follows:

$600,000 to be paid upon Closing;

$466,666.66 to be paid to Seller three (3) months after the Closing;

$466,666.66 to be paid to Seller six (6) months after the Closing; and

$466,666.68 to be paid to Seller nine (9) months after the Closing.

The Buyer’s obligation to make the payments specified in Section 2.2(a)(ii)-(iv) and Section 2.3 will be guaranteed by a Guaranty Agreement in the form attached hereto as Exhibit B and executed by each member of Buyer.

2.3 ADDITIONAL PURCHASE PRICE BASED ON EARN-OUT

In addition to payment of the Purchase Price as set forth above in Section 2.2, Buyer will provide Seller with a statement setting forth the calculations of the payments set forth below and will pay to Seller within twenty-five days following the end of the period beginning on the Closing Date and ending June 30, 2007, and of the period beginning July 1, 2007 and ending December 31, 2007:

35% of (.35 multiplied by) Net Company Product Revenue in such semiannual period of 2007 to the extent in excess of the Net Company Product Revenue in the corresponding semiannual period of 2006 (which Net Company Product Revenue in the corresponding periods of 2006 are set forth in Schedule 3.29 of Seller’s Disclosure Schedules); and

20% of (.20 multiplied by) the lesser of (A) Net Company Product Revenue in the corresponding semiannual period of 2006, or (B) Net Company Product Revenue in such semiannual period of 2007.

Notwithstanding any other provision of this Agreement, Buyer retains the right, in its sole discretion, to refuse to enter into any agreement, understanding or arrangement that might or would lead to Net Company Product Revenue if the Board of Directors of the Company determines in its good faith business judgment that the approval of such action would breach the directors’ fiduciary duties to the Company and its stockholders.

Buyer and Seller acknowledge that the payments made pursuant to Section 2.3(a)(i) and (ii) (the “Earnout Payments”) above will be paid by the Seller directly (less any off sets set forth in the Agreement and Plan of Reorganization) to the prior shareholders of the Company. The Agreement and Plan of Reorganization provides the prior shareholders with a mechanism to challenge the calculation of the Earnout Payments. In the event of such a challenge, Buyer agrees, at Seller’s expense, to cooperate with Seller to respond to the challenge and will provide such documentation as is necessary to respond to the challenge. Neither Buyer nor the Company shall have any liability to such prior shareholders by virtue of this Agreement.

Within 15 days after the end of each calendar month during the period from Closing until December 31, 2007, Buyer will cause the Company to pay Seller 20% of the Company’s Net Company Product Revenue during such preceding month as an advance payment toward the amounts payable pursuant to Section 2.3(a)(i) and (ii) above. If additional amounts are to be paid to Seller pursuant to Section 2.3(a)(i), then Buyer will cause the Company to pay such additional amounts within 25 days after the end of each period specified in (a) above.

Buyer agrees that it will cause the Company to account for sales of Company Products from Closing to December 31, 2007 in accordance with the way the Company currently accounts for sales of Company Products, (i.e., sales will be recognized upon installation of the sold Product).

2.4 EXCLUDED ASSETS AND LIABILITIES

The Company has assigned to Seller, and Seller has assumed all of the Company’s obligations under the lease for the Stafford, Texas facility. As reflected in the Tympany Balance Sheet included in Schedule 3.4, (i) certain accounts payable in the amount of $384,987 and accrued expenses in the amount of $41,315 (each as of January 31, 2007) will be assigned by the Company to Seller, and Seller agrees to assume, pay and discharge such liabilities when and as due, and (ii) all intercompany payables owed by the Company to Seller ($12,550,760 as of January 31, 2007) will be forgiven at the Closing.

2.5 CLOSING

The purchase and sale (the “Closing”) provided for in this Agreement will take place upon the execution of this Agreement.

2.6 CLOSING OBLIGATIONS

At the Closing:

Seller will deliver to Buyer certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers).

Buyer will deliver to Seller:

$600,000.00 by wire transfer to an account specified by Seller; and Executed Guaranty Agreements.

Seller and the Company shall enter into the Transition Services Agreement in the form attached hereto as Exhibit A. The Transition Services Agreement will provide that the Seller will continue to provide a comparable level of service to the Company that it currently provides for the period of time specified therein at a rate equal to the cost to the Seller to provide the services plus ten percent (10%).

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, with the intention that Buyer may rely upon the same, and acknowledge that the same shall survive the Closing:

3.1 ORGANIZATION AND GOOD STANDING

Schedule 3.1 of the Disclosure Schedules contains a complete and accurate list of the Company’s name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2 AUTHORITY; NO CONFLICT

This Agreement constitutes, and upon execution and delivery the Transition Services Agreement will constitute, the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transition Services Agreement and to perform its obligations hereunder and thereunder.

Except as set forth in Schedule 3.2 of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company or Seller;

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Schedule 3.2 of the Disclosure Schedules, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized equity securities of the Company consist of 1,000 shares of common stock, par value $.001 per share, of which 1,000 shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. No other equity securities or other securities of the Company are outstanding. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contracts to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

Seller has delivered to Buyer: (a) unaudited balance sheets of the Company as at December 31, 2005 and 2006, and the related statements of income for the years then ended, and (b) an unaudited balance sheet of the Company as at January 31, 2007 (the “Balance Sheet”). Such financial statements are true and correct and fairly present the financial condition and the results of operations, of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.5 BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that section), since December 6, 2004, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company since December 6, 2004, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6 TITLE TO PROPERTIES; ENCUMBRANCES

Schedule 3.6 of the Disclosure Schedules contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the

Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) used in or necessary to the conduct of the Company’s business, including those located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 of the Disclosure Schedules and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.7 CONDITION AND SUFFICIENCY OF ASSETS

The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 ACCOUNTS RECEIVABLE

All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing

Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 of the Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 INVENTORY

All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.10 NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.10 of the Disclosure Schedules, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.11 TAXES

The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, except for certain sales Tax Returns, for which adequate reserves have been provided in the Balance Sheet. Seller has delivered or made available to Buyer copies of, and Schedule 3.11 of the Disclosure Schedules contains a complete and accurate list of, all such Tax Returns filed since December 6, 2004. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Schedule 3.11 of the Disclosure Schedules and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

Schedule 3.11 of the Disclosure Schedules contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11 of the Disclosure Schedules, are being contested in good faith by appropriate proceedings. Schedule 3.11 of the Disclosure Schedules describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 2004, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.11 of the Disclosure Schedules, neither Seller nor the Company have given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Schedule 3.11 of the Disclosure Schedules. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

The Company has federal net operating loss carryforwards of approximately $13,400,000, which will expire in such amounts on such dates as specified in Schedule 3.11 of the Disclosure Schedule. Seller has provided Buyer with copies of Seller’s consolidated tax returns, the Company’s draft separate federal tax return, and Seller’s accountants’ work papers showing the calculation of such operating loss carryforward for each year in which any portion of such net operating loss carryforwards was generated. Schedule 3.11 also sets forth the Company’s tax basis in each category of the Company’s assets.

3.12 NO MATERIAL ADVERSE EFFECT

Since December 31, 2006, there has not been any Material Adverse Effect in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

3.13 EMPLOYEE BENEFITS

The Company will have no liability to any employee or to any governmental authority under any Plan.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

Except as set forth in Schedule 3.14 of the Disclosure Schedules:

the Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the schedule of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the schedule of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the schedule of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Schedule 3.14 of the Disclosure Schedules contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Schedules is valid and in full force and effect. Except as set forth in Schedule 3.14 of the Disclosure Schedules:

the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14 of the Disclosure Schedules;

no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Schedules, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Schedules;

the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 of the Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14 of the Disclosure Schedules collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15 LEGAL PROCEEDINGS; ORDERS

Except as set forth in Schedule 3.15 of the Disclosure Schedules, there is no pending Proceeding:

that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15 of the Disclosure Schedules. The Proceedings listed in Schedule 3.15 of the Disclosure Schedules will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of the Company.

Except as set forth in Schedule 3.15 of the Disclosure Schedules:

there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

neither Seller nor the Company is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

Except as set forth in Schedule 3.15 of the Disclosure Schedules:

the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Schedule 3.16 of the Disclosure Schedules, since December 31, 2006, the Company has conducted its business only in the Ordinary Course of Business, the Company has not suffered any Material Adverse Effect, and there has not been any:

change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

amendment to the Organizational Documents of the Company;

payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

material change in the accounting methods used by the Company; or

agreement, whether oral or written, by the Company to do any of the foregoing.

3.17 CONTRACTS; NO DEFAULTS

Schedule 3.17(a) of the Disclosure Schedules contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

each power of attorney that is currently effective and outstanding;

each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

each Applicable Contract for capital expenditures in excess of $10,000;

each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

each sales representative, distribution and other Applicable Contract (however named) providing for payments based on sales or granting distribution rights relating to any products or territory; and

each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.17(a) of the Disclosure Schedules sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company’s office where details relating to the Contracts are located.

Except as set forth in Schedule 3.17(b) of the Disclosure Schedules:

neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

Except as set forth in Schedule 3.17(c) of the Disclosure Schedules, each Contract identified or required to be identified in Schedule 3.17(a) of the Disclosure Schedules is in full force and effect and is valid and enforceable in accordance with its terms.

Except as set forth in Schedule 3.17(d) of the Disclosure Schedules:

the Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract under which the

Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

the Company has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 INSURANCE

The Company and its assets have been covered under the Seller’s insurance policies and has no independent coverage and will have no insurance coverage after Closing.

3.19 ENVIRONMENTAL MATTERS

Except as set forth in Schedule 3.19 of the Disclosure Schedules:

The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

Neither Seller nor the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other Schedule of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, the Company, nor any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

There has been no Release or, to the Knowledge of Seller and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.

Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20 EMPLOYEES

Schedule 3.20 of the Disclosure Schedules contains a complete and accurate list of the following information for each employee, consultant or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; state of residence; current compensation paid or payable and any change in compensation since January 1, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Plan.

No employee, consultant or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, consultant or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee, consultant or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee, consultant or director. To Seller’s Knowledge, no director, officer, or other key consultant or employee of the Company intends to terminate his employment with the Company.

3.21 LABOR RELATIONS; COMPLIANCE

The Company has not been or is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exist that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 INTELLECTUAL PROPERTY

Intellectual Property Assets—The term “Intellectual Property Assets” includes any and all of the following that are owned, used, or licensed by the Company as licensee or licensor:

the Company’s name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

all copyrights in both published works and unpublished works (collectively, “Copyrights”);

all rights in mask works (collectively, “Rights in Mask Works”); and

all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”).

Agreements—Schedule 3.22(b) of the Disclosure Schedules contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $20,000 under which the Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

Know-How Necessary for the Business

The Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

Except as set forth in Schedule 3.22(c) of the Disclosure Schedules, all current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

Patents

Schedule 3.22(d) of the Disclosure Schedules contains a complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

Except as disclosed on Schedule 3.22(d) of the Disclosure Schedules, no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. Except as disclosed on Schedule 3.22(d), none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

All products made, used, or sold under the Patents have been marked with the proper patent notice.

Trademarks

Schedule 3.22(e) of Disclosure Schedules contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.

To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

Copyrights

Schedule 3.22(f) of the Disclosure Schedules contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

All works encompassed by the Copyrights have been marked with the proper copyright notice.

Trade Secrets

With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 CERTAIN PAYMENTS

Neither the Company, any director, officer, agent, or employee of the Company, nor any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24 DISCLOSURE

No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

There is no fact known to Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that Materially Adversely Effects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedules.

3.25 RELATIONSHIPS WITH RELATED PERSONS

Neither Seller nor any Related Person of Seller has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Neither Seller nor any Related Person of Seller owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as set forth in Schedule 3.25 of the Disclosure Schedules, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, the Company.

3.26 BROKERS OR FINDERS

Neither Seller, the Company nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.27 SUBSIDIARIES

The Company has no Subsidiaries. All operations of the Company are conducted by the Company, and the Company has sole ownership or sole right to use all of the Company’s assets, except as provided in Schedule 3.27 of the Disclosure Schedules.

3.28 COMPANY PRODUCTS

(a) Schedule 3.28(a) of the Disclosure Schedules contains a list of products, software and service offerings of the Company being sold, distributed, or licensed by the Company since December 6, 2004.

(b) Schedule 3.28(b) of the Disclosure Schedules contains a list of any modifications or improvements made to the products, software or service offerings listed above by the Company since December 6, 2004 and any derivations based thereon.

(c) Schedule 3.28(c) of the Disclosure Schedules lists any refurbished products of such nature as described in 3.28(a) and 3.28(b).

(d) All Products designed, manufactured or sold by the Company conformed with the specifications therefor and were free from defects in design, manufacture, materials and workmanship, and the Company has no product liability with respect thereto.

3.29 NET COMPANY PRODUCT REVENUE

Schedule 3.29 of the Disclosure Schedules contains a list of the following regarding payments made by Seller or the Company to the former shareholders of Tympany, Inc. (the predecessor to the Company): (a) all payments made or to be made by Seller or the Company to the former shareholders of Tympany, Inc. for periods through December 31, 2006; (b) the calculations used to make such payments; and (c) a summary of any discussions or agreements between the parties regarding calculations of such payments.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2 AUTHORITY; NO CONFLICT

This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

any provision of Buyer’s Organizational Documents;

any resolution adopted by the managers or members of Buyer;

any Legal Requirement or Order to which Buyer may be subject; or

any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5. INDEMNIFICATION; REMEDIES

5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of each party contained in this Agreement or in any document delivered pursuant hereto shall survive for two (2) years from the Closing Date.

5.2 INDEMNIFICATION OF BUYER AND THE COMPANY

Subject to the limitations set forth in Section 5.5 below, Seller agrees to indemnify and hold harmless Buyer and the Company, each of their subsidiaries and affiliates, and each of their respective officers, directors, shareholders, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, and costs (including reasonable attorney’s fees) (collectively, “Indemnified Costs”) that any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of, relating to or resulting from:

(a) any breach of any representation or warranty of the Seller set forth herein;

(b) any breach of any covenant or agreement of the Seller set forth herein;

(c) any breach by Seller or Company of the Agreement and Plan of Reorganization;

(d) [The information redacted herein constitutes sensitive and confidential information. This information has been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.]

(e) any Environmental, Health and Safety Liability relating to a period prior to the Closing Date, whether or not this constitutes a breach of a representation or warranty of the Seller;

(f) any claims or liabilities under the Company’s lease of the Stafford, Texas facility or other liabilities to be assume by Seller pursuant to Section 2.4;

(g) any product warranty claims asserted on or after the first anniversary date of Closing, with respect to products sold prior to the Closing and (i) for which the Company has established a reserve, which products have been set forth on Schedule 5.2(g) hereto or (ii) for which the Company has not established a reserve, unless Seller demonstrates that such claim is not valid (with respect to which the Company will perform such warranty obligations, according to its current practice and at its standard repair costs, and Buyer shall have a claim hereunder for 110% of the Company’s costs thereof); and

(h) any claims, proceedings, actions or investigations made or brought by third parties based on or arising from (i) any of the foregoing or any allegation thereof, or (ii) any act, omission or state of fact relating to the Company or any subsidiary and occurring or in existence prior to the Closing Date, except to the extent accrued as a liability on the Balance Sheet or as otherwise set forth in the Disclosure Schedules.

5.3 INDEMNIFICATION OF SELLER

Buyer agrees to indemnify and hold harmless Seller and its successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnified Costs that any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of, relating to or resulting from:

(a) any breach of any representation or warranty of Buyer set forth herein; and

(b) any breach of any covenant or agreement of the Buyer set forth herein.

5.4 DEFENSE OF THIRD PARTY CLAIMS

(a) Any party seeking indemnification pursuant to this Section 5 (each, an “Indemnified Party”) shall, (a) in the case of a Buyer Indemnified Party, give prompt written notice to Seller and (b) in the case of a Seller Indemnified Party, give prompt written notice to Buyer, on behalf of any and all Persons who are obligated to provide indemnification hereunder (each an “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “Third-Party Action”) in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Seller or Buyer, as the case may be, shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section 5 unless and to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

(i) the Indemnified Party shall be entitled, at his own expense, to participate in the defense of such third-party action;

(ii) the Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-Party Action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief could be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

(iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third-Party Action; and

(iv) the Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-Party Action (A) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (B) to the extent the Third-Party Action seeks an order, injunction, or other equitable relief against the Indemnified Party that, if successful, could have a material adverse effect on the business, operations, assets, or financial condition of the Indemnified Party.

(b) The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Action pursuant to this Section 5 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

5.5 LIMITATIONS ON INDEMNIFICATION

In no event shall an Indemnifying Party have any liability or obligation with respect to any claim made under Section 5.2(a) or Section 5.3(a), as applicable unless each such claim is brought within the applicable survival period set forth in Section 5.1, and unless and until the aggregate amount of Indemnified Costs claimed under Section 5.2(a) or Section 5.3(a), as applicable, in accordance with the terms of Section 5.2 or Section 5.3, as applicable, exceeds [$50,000] (in which case the Indemnifying Party’s liability shall be for the full amount of such Indemnified Costs, without regard to such $50,000 threshold). In no event will an Indemnifying Party’s aggregate liability or obligation for claims made pursuant to Section 5.2(a) or Section 5.3(a), as applicable, exceed the Purchase Price.

5.6 RIGHT OF SET-OFF

Upon ten days prior written notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 5 against any unpaid portion of the Purchase Price. If Seller disputes the set off of any amount, then Buyer must proceed with the indemnification procedure set forth in Section 5.2 above. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

5.7 DIRECT CLAIMS

In any case in which an Indemnified Party seeks indemnification hereunder that is not subject to Section 5.4 hereof because no third-party action is involved, the Indemnified Party shall notify Buyer and Seller, as the case may be, in writing of any Indemnified Costs that it claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

5.8 EFFECT OF DUE DILIGENCE

The right of a party to indemnification, reimbursement or other remedy based upon any representation, warranty, covenant or obligation of the other party under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by such first party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation of such second party.

6. NON-COMPETITION

6.1 SELLER NON-COMPETE

Seller agrees not to compete with Buyer in the research, development, manufacture, distribution or sale of automated or semi-automated hearing diagnostic or testing equipment with the exception of live speech mapping based fitting systems and hearing devices either on its own behalf or as an owner, manager, member, partner, agent or consultant of another entity engaged in such business, for a period of five (5) years from the Closing Date (“Covenant Not to Compete”). This provision, however, shall not prohibit Seller from owning stock not in excess of 1% of the outstanding stock in a publicly traded company.

In the event of an actual or threatened breach by Seller of the provisions of this Covenant Not to Compete, Buyer in addition to any other remedies available at law or equity shall be entitled to immediately seek enforcement of this Covenant Not to Compete in any court of competent jurisdiction, including but not limited to an injunction restraining Seller from any activity, whether existent or prospective, which is or which would be a breach of this Covenant Not to Compete. Upon a finding of breach, Buyer shall have the right to an injunction from a court of competent jurisdiction requiring the curing of any breach and the specific enforcement of Seller’s obligations hereunder, and may, in addition, recover any and all damages, including, but not limited to reasonable attorneys fees and court costs, suffered as a result of said breach. Buyer’s waiver of its rights with respect to a breach of this Covenant Not to Compete shall not operate to or be construed as a waiver of any subsequent breach.

Seller agrees that in the event Buyer, its successors or assigns shall bring an action for the enforcement of any or all of the provisions of this Covenant Not to Compete, and if the court shall find on the basis of the evidence introduced in such action that this Covenant Not to Compete is unreasonable as to the time period, then the court shall make a finding as to what is reasonable and shall enforce this Covenant Not to Compete by judgment or decree to the extent of such finding.

7. GENERAL PROVISIONS

7.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.2 PUBLIC ANNOUNCEMENTS

Seller and Buyer will consult with the other party prior to issuing any press release, public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions. Buyer acknowledges that Seller will be required to report this transaction by filing a Form 8-K with the Securities and Exchange Commission. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

7.3 CONFIDENTIALITY

Buyer and Seller will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

7.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:

Sonic Innovations, Inc.

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, Utah 84121

Attention: Brent Shimada

Facsimile No.: 801-365-3002

with a copy to:

Holland & Hart LLP

60 East South Temple, Suite 2000

Salt Lake City, Utah 84111

Attention: Gregory E. Lindley

Facsimile No.: (801) 799-5700

Buyer:

Tympany Holdings, LLC

5000 Township Parkway

St. Paul, MN 55110

Attention: Michael Spearman

Facsimile No.: (651) 361-8001

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Attention: John F. Wurm

Facsimile No. (612) 492-7077

7.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

7.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in Schedule, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated October 24, 2006) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

7.9 DISCLOSURE SCHEDULES

The disclosures in the Disclosure Schedules must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

7.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

7.11 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in Schedule or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.12 SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “section” or “sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.13 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.14 GOVERNING LAW

This Agreement will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.

7.15 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

Buyer: TYMPANY HOLDINGS, LLC		Seller: SONIC INNOVATIONS, INC.

By:	/s/ Daniel Spearman	By:	/s/ Samuel L. Westover
	Its: President		Its: President and CEO

Company: TYMPANY, INC.

		By:	/s/ Samuel L. Westover
Its: President